As filed with the Securities and Exchange Commission on June 6, 1996


                                                       Registration No. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                            NAL FINANCIAL GROUP INC.
             (Exact name of registrant as specified in its charter)

                              --------------------


                   Delaware                              23-2455294
                   --------                              -----------
(State or other Jurisdiction of incorporation)  (I.R.S. Identification Number)


                           500 Cypress Creek Road West
                                    Suite 590
                            Fort Lauderdale, FL 33309
           -----------------------------------------------------------
               (Address including zip code, and telephone number,
         including area code, of registrant's principal executive office and principal place of business)

                             Mr. Robert R. Bartolini
                           500 Cypress Creek Road West
                                    Suite 590
                            Fort Lauderdale, FL 33309
                                 (954) 938-8200
           ----------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                            Stephen M. Cohen, Esquire
                   Buchanan Ingersoll Professional Corporation
                          Two Logan Square, 12th Floor
                               18th & Arch Streets
                             Philadelphia, PA 19103
                                 (215) 665-3800
                 -----------------------------------------------

     Approximate date of proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                         ------------------------------

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------
                                                                           Proposed
                                                                            Maximum
        Title of Each                                Proposed Maximum      Aggregate        Amount of
     Class of Securities          Amount to be      Offering Price Per      Offering      Registration
      to be Registered             Registered           Share(1)(2)         Price(2)           Fee
- --------------------------------------------------------------------------------------------------------
   Shares of Common Stock
     $.01 par value(3)               685,215             $15.50         $10,620,832.50      $3,662.30
- --------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Fee calculated upon the basis of the closing price of the Company's Common Stock on June 4, 1996 of $15.50, which date is within five (5) business days prior to the date of filing of this Registration Statement.
(3) Represents shares of the Company's Common Stock which may be offered by certain Selling Stockholders. See "Selling Stockholders."

                                       SUBJECT TO COMPLETION DATED JUNE 6, 1996

PRELIMINARY
PROSPECTUS

                            NAL FINANCIAL GROUP INC.

                         685,215 Shares of Common Stock
                     offered by certain Selling Stockholders

     This Prospectus relates to 685,215 shares of Common Stock (the "Shares") which consist of: (i) 288,750 Shares of Common Stock previously issued by the Company, including 60,000 Shares being offered by an executive officer; (ii) 289,840 Shares of Common Stock issuable, if at all, upon the conversion of an outstanding class of 9% convertible debentures (the "Debentures"); and (iii) 106,625 Shares of Common Stock issuable, if at all, upon the exercise of common stock purchase warrants ("Warrants") issued by the Company in conjunction with the Debentures. The Shares, Debentures and Warrants were previously issued by the Company in private placement transactions.

     The Shares of Common Stock may be offered by the Selling Stockholders identified in this Prospectus or by donees, pledgees, transferees, or other successors in interest, for sale from time to time by the holders in regular brokerage transactions on NASDAQ, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices. The Company will not receive any of the proceeds of the sale of Shares of Common Stock by the Selling Stockholders. All expenses of the registration of such securities will be borne by the Company. The Selling Stockholders, and not the Company, will pay or assume all applicable brokerage commissions or other costs of sale as may be incurred in the sale of such securities. See "SELLING STOCKHOLDERS."

     The Company will assume no responsibility for the sale of the Shares of Common Stock of the Selling Stockholders, nor can there be any assurances that a liquid trading market will exist for the sale of the Shares of Common Stock to be offered by the Selling Stockholders. See "RISK FACTORS."

     The Company's Common Stock is included on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "NALF." The closing price of the Company's Common Stock as reported by NASDAQ on June 4, 1996 was $15.50.

     No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

- ------------------------

     PURCHASE OF THESE SECURITIES MAY INVOLVE MATERIAL RISKS. A DISCUSSION OF THESE RISK FACTORS APPEARS ON PAGES 2 - 10.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================================
                                                                   Underwriting                 Proceeds to
                                                                     Discounts                  the Selling
          Class of                      Price to                        and                      Security
          Security                       Public                     Commissions                   Holders
===================================================================================================================

Shares of
Common Stock                              _____                         (1)                  $10,620,832.50(2)

===================================================================================================================

(1) This does not take into account the costs of this Offering, including among others, filing, printing and professional fees, estimated at $35,000, which will be borne entirely by the Company.
(2) Represents the anticipated sale by the Selling Security Holders at $15.50 per share, the last reported sales price reported on The NASDAQ National MarketSM on June 4, 1996. There can be no assurances, however, that the Selling Security Holders will be able to sell their shares at this price, or that a liquid market will exist for the Company's Common Stock. The Company will receive no proceeds upon the sale of shares of Common Stock by the Selling Security Holders.

                  The date of this Prospectus is June __, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

     In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report to Stockholders for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF DOCUMENTS BY REFERENCE". Such requests should be directed to JoAnn Woodside, Vice-President-Investor Relations, NAL Financial Group Inc., 500 Cypress Creek Road West, Suite 590, Fort Lauderdale, FL 33309.

                                   THE COMPANY

The Company

     NAL Financial Group Inc. (hereinafter, the "Company" or "NAL") commenced operations during June 1991 as a specialized finance company for the purpose of engaging in consumer finance transactions involving the origination, purchase, remarketing and servicing of consumer and mortgage loans and auto lease receivables.

     Because of the opportunities presented by the insolvency and reorganization of many financial institutions at the time, from inception through the second quarter of 1994, the Company's principal activities involved the bulk purchase and servicing of seasoned portfolios of consumer and mortgage loans and auto lease receivables that had been administered by the Resolution Trust Corporation ("RTC") or Federal Deposit Insurance Corporation ("FDIC").

     In response to the decreasing availability of seasoned portfolios, since the second quarter of 1994 the Company's principal focus has shifted to other segments of the consumer finance industry, particularly auto finance. Although opportunistic purchases of seasoned auto related portfolios may still be considered by management, the principal focus of the Company's business since June 1994, has been the acquisition and servicing of automotive leases and loans originated by dealers in connection with sales or leases to persons with sub-prime credit. While certain of the Company's loans and leases may be held until maturity, the Company intends to periodically attempt the pooling and sale of portfolios of loans and leases through securitization transactions.

     The Company services its own portfolio of receivables as well as portfolios sold through securitization transactions. The Company's principal revenue sources are interest income and fees earned on loans held in portfolio, as well as realized gains and servicing fees from loans sold in securitization transactions, and remarketing efforts to consumers.

     The Company operates its business through six wholly-owned subsidiaries, NAL Acceptance Corporation ("NAC"), NAL Mortgage Corporation ("NMC"), NAL Insurance Services, Inc. ("NIS"), Performance Cars of South Florida, Inc. ("PCSF"), Autorics, Inc. ("Autorics") and Autorics II, Inc. ("Autorics II"). (Unless otherwise specified, references to the Company shall include NAC, NMC, NIS, Autorics, Autorics II, and/or PCSF).

     The Company's principal executive office is located at 500 Cypress Creek Road West, Suite 590, Fort Lauderdale, Florida 33309.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature, involve a high degree of risk and an investment in the Common Stock should not be made by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the Common Stock offered by this Prospectus, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

1.   Dependence upon Adequate Sources of Financing.

     Historically, a substantial portion of the Company's working capital has been provided through the sale of debt participation interests and revolving lines of credit provided by the Company's principal lenders. During the period from April 1995 through April 1996, the Company secured additional funding through warehouse credit facilities and through the sale of Debentures and shares of Common Stock in private placement transactions. During December 1995 and March 1996, the Company secured additional funding through the sale of approximately $81 million of automotive loans in the aggregate in two privately-placed securitization transactions. The proceeds from these transactions were used to pay down warehouse lines of credit, thereby making the warehouse facilities available to fund acquisitions of additional automotive contracts. The Company expects to complete future securitizations from time to time. However, there can be no assurances to that effect. See "RISK FACTOR #2."

     The Company utilizes these sources of funding to finance the purchase of its consumer loans and lease receivables. Accordingly, the Company's ability to maintain and expand its portfolio of loan and lease receivables, while dependent upon a number of factors, relies predominantly upon the availability of adequate capital at rates and upon terms acceptable to the Company. There can be no assurances that such sources of financing will continue to remain available to the Company, or that the Company will be able to secure increased sources of financing or complete additional securitizations.

     The Company remains in compliance with the terms of its existing lines of credit and debt participation interests. A default under any of these arrangements in the future could have a materially adverse effect on the Company's finances. The Company's ability to keep these financing sources in place depends upon its continued compliance with the terms thereof. The Company's ability to obtain successor facilities or similar financing will depend on, among other things, the willingness of financial institutions to participate in funding sub-prime credits and the Company's future financial condition and results of operations.

2.   Continuing Ability To Securitize Loans.

     During December 1995 and March 1996, the Company completed the sale in the aggregate of approximately $81 million of automobile loans in two privately-placed securitization transactions. Securitization enables the Company to sell automobile contracts on a regular basis, while continuing to receive servicing fees and excess cash flow, and to use the proceeds from such sales to acquire additional contracts.

     The Company intends to use the proceeds from such securitization sales to pay down warehouse lines of credit. Under the terms of a $50 million warehouse repurchase facility established with a lending institution, the Company is obligated to securitize at least $250 million of loans to be financed under the facility over a two year period, with at least $100 million securitized in any 365 day period. Failure to complete a sufficient level of securitization transactions could result in termination of the line of credit, which if not replaced promptly could have an adverse effect upon the Company.

3.   Growth Dependent upon Expansion of Dealer Base.

     To a large extent, the Company's business depends on identifying dealers who meet certain qualifications, executing master dealer agreements with such dealers, training such dealers to utilize the Company's services effectively and monitoring such dealers' compliance with Company guidelines. There can be no assurance that the Company will be successful in increasing the number of participating dealers or maintaining its existing dealer base or that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers.

4.   Substantial Additional Dilution.

     The Company is presently authorized to issue 50,000,000 shares of Common Stock of which 6,838,107 shares are outstanding as of the date of this Prospectus. During the period from April 1995 through the first quarter of 1996, the Company sold $23,825,000 principal amount of Debentures in private placement transactions. The Debentures were sold in Units together with Warrants. In April 1996, the Company sold an additional $10,000,000 principal amount of Debentures and issued 675,000 additional Warrants in conjunction therewith. As a result of these transactions, the Company may be caused to issue approximately 2,299,242 additional shares upon the conversion, if at all, of the principal due under the remaining Debentures and 2,811,125 shares upon the exercise, if at all, of the Warrants; thus potentially increasing the number of shares outstanding from 6,838,107 to 11,948,474.

     Conversion of all of the outstanding Debentures, if at all, would, however, have the effect of releasing the Company from its obligation to repay approximately $33 million principal amount of Debentures and recharacterizing such indebtedness to equity on the Company's financial books and records. In addition, exercise of all of the Warrants, if at all, would have the effect of securing for the Company additional working capital of up to approximately $32 million.

     As its rate of growth continues, the Company must continue to secure increasing amounts of financing to fund the acquisition of additional automotive finance contracts. This may entail the sale of additional shares of Common Stock or Common Stock equivalents which would have the effect of further increasing the number of shares outstanding.

     In connection with other business matters deemed appropriate by the Company's management, there can be no assurances that the Company will not, in fact, undertake the issuance of more shares of Common Stock without notice to then existing stockholders. This may be done in order to, among others, facilitate a business combination, acquire assets or stock of another business, compensate employees or consultants or for other valid business reasons in the discretion of the Company's Board of Directors. The Company has a Stock Option Plan which is presently authorized to grant options for the sale of up to 1,000,000 shares of Common

Stock. In December 1994 and December 1995, the Company granted options to purchase an aggregate of 557,500 shares of Common Stock.

5.   Effect of Outstanding Debentures and Warrants.

     For the respective terms of the Debentures and Warrants, the holders thereof are given an opportunity to profit from a rise in the trading price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. The holders of such Debentures may exercise their rights of conversion, and the holders of such Warrants may chose to exercise such Warrants, each at prices below the current trading price of the Company's Common Stock and at a time when the Company might be able to obtain additional capital through a new offering of securities at prevailing market prices. The terms on which the Company may obtain additional financing during this period may be adversely affected by the existence of such below market Debentures and Warrants.

6.   Future Sales of Common Stock.

     A substantial influx of shares into the market may have a depressive effect upon the trading price of the Company's Common Stock. This may occur upon the public resale of the shares issuable upon the conversion of outstanding Debentures or upon the exercise of outstanding Warrants pursuant to existing registration rights granted by the Company (See "RISK FACTOR #4") or upon the public resale of outstanding shares that formerly constituted "restricted securities", as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Act").

     The Company has issued Debentures and Warrants, which in the aggregate, upon conversion and exercise, may result in the issuance of up to an additional
5.1 million shares of Common Stock. Furthermore, the Company has granted registration rights to the holders of these Debentures and Warrants, certain of which may be offered for public resale during the fourth quarter of 1996, and the remainder of which may be offered for public resale commencing the first quarter of 1997. The registration for resale of this volume of securities may, in and of itself, have a depressive effect upon the trading price of the Company's Common Stock.

     In addition to the Shares that may be publicly offered for sale upon the conversion of the Debentures and exercise of the Warrants, additional Shares may be publicly offered for sale upon compliance with Rule 144. Through May 31, 1996, the Company issued 1,068,585 Shares upon the conversion of Debentures. 584,824 of these Shares are eligible for resale (thus considered "free-trading") by virtue of being covered by effective registration statements filed by the Company with the Securities and Exchange Commission. The remaining 483,761 Shares remain as restricted securities. Certain of these Shares may, by virtue of existing registration rights, be eligible for public resale during the fourth quarter of 1996, while the remainder would be eligible for public resale commencing January 1997.

     Pursuant to Rule 144, a person (including a group of persons whose shares are aggregated) who has satisfied a two year holding period for restricted securities, including an affiliate of the Company, may sell an amount of restricted securities up to 1% of the Company's outstanding Common Stock in each three month period thereafter. Persons who are not affiliated with the Company and who have owned the restricted securities for at least three years are not subject to the 1% limitation. Of the 3.1 million shares which constitute restricted securities, approximately 2.6 million are presently held by persons who may be deemed "affiliates" of the Company. These individuals acquired their shares during November 1994. Accordingly, resales may occur as early as November 1996. Provided these individuals remain "affiliates", their resales would be limited to 1% of the Company's outstanding Common Stock in each three month period thereafter. The remaining 483,761 of restricted securities have been issued upon the conversion of Debentures and may be publicly resold in accordance with existing registration rights discussed above.

     Any substantial sale of restricted securities under Rule 144 may in the future have a depressive effect upon the price of the Company's Common Stock in any market that may develop therefor.

7.   Sensitivity to Interest Rates and General Economic Conditions.

     The Company's business is affected by a number of factors beyond its control, including sales activity in the new and used automobile retail market, which may be affected by the general condition of the economy and interest rate levels. The Company's profitability is determined largely by the difference, or "spread", between the rate of interest on the funds borrowed under its existing credit facilities, and the rate of interest (or effective yield in the case of bulk purchase portfolios) charged to and collected from its customers on their contracts. There can be no assurance that the Company's cost of funds will not rise to a level that adversely affects its ability to maintain profitability with respect to the contracts it originates and/or holds. In addition, high interest rate environments also adversely affect the financing capacity of the Company's sub-prime customers, particularly for new vehicles. Moreover, the Company has entered into a master repurchase facility with a lending institution which, under its terms, gives the institution the right to make margin calls in the event of a decrease in the market value in the contracts held for repurchase.

8.   Risks Associated with the Sub-Prime Market.

     The principal focus of the Company's business is upon automotive leases or loans that have been secured by persons with sub-prime credit. The sub-prime market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. Consequently, the contracts acquired or loans originated by the Company may bear a higher rate of interest but also involve a higher probability of default, may involve higher delinquency rates and may involve greater servicing costs. The Company's profitability depends upon its ability to properly evaluate the credit worthiness of customers and efficiently service its contracts. There can be no assurance that the credit performance of its customers will be maintained, that the Company's systems and controls will continue to be adequate, or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will maintain the Company's profitability.

9.   Reliance on Systems and Controls.

     The Company's operations rely upon non-proprietary processes and controls that are available generally, however, have been specifically developed to meet the needs of the Company. These processes and controls support the evaluation, acquisition, servicing and administration of the Company's loan and lease portfolios, as well as its general corporate and management oversight functions. There can be no assurance that the Company's processes, controls or automated systems will continue to be adequate, or that they will be sufficient for the Company's expansion plans. A failure of the Company's automated systems could have a material adverse effect upon the Company's business and financial condition.

10.  Control by Directors and Officers.

     The Company's officers and directors own approximately 38% of the Common Stock of the Company. By virtue of the concentration of a substantial block of shares in the hands of the Company's directors and officers, and in view of the absence of cumulative voting rights, these stockholders will be in a position to elect all of the Company's directors and control the outcome of other corporate matters without the approval of the Company's other stockholders. In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of Preferred Stock without stockholder approval could deter or delay unsolicited changes in control of the Company by discouraging open market purchases of the Company's stock or a non-negotiated tender or exchange offer for such stock, which may be disadvantageous to a majority of the Company's stockholders who may otherwise desire to participate in such a transaction and receive a premium for their shares.

11.  Reliance on Key Personnel.

     The Company is dependent upon the services of its executive officers. Should one or more of these individuals cease to be affiliated with the Company before acceptable replacements are found, there could be a material adverse effect on the Company's business and prospects. Mr. Robert R. Bartolini, the Company's Chairman and Chief Executive Officer, is the only executive officer with whom the Company has an employment agreement. Should any of the Company's executive officers elect to terminate their employment, there can be no assurance that suitable replacements could be hired without the Company incurring substantial additional costs. The Company does not presently maintain key-man insurance on any of its executives, other than a life insurance policy on Mr. Bartolini in the amount of $2,000,000. This policy is maintained as a condition of the Company's credit facility with Congress Financial Corporation. The proceeds from the policy are primarily to be applied to reduce the Company's debt to Congress Financial Corporation, and upon payment of that debt, the remaining proceeds shall be payable to the Company. The Company's continued success is also dependent upon its ability to attract and retain a sufficient number of qualified employees to support its growth strategy. There can be no assurance that the Company will be able to recruit and retain such personnel.

12.  Competition.

     In general, the automotive finance industry is characterized by intense competition. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, industrial thrifts, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these competitors have greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully with such competitors in the future.

     Many of the larger banks, financial institutions and captive finance arms of automotive manufacturers have not consistently sought to do business in the sub-prime market. These organizations have traditionally elected to limit their activities to the higher credit quality customers. As a result, the sub-prime credit market tends to be primarily serviced by smaller and independent finance organizations.

     The Company's business strategy is designed to capitalize on the absence of consistent institutional sources of financing in the sub-prime market. The competition in the sub-prime market would be significantly increased should the large finance organizations seek to compete consistently in the sub-prime market.

13.  Regulation.

     The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things, require the Company to: (i) obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge; (iii) limit or prescribe certain other terms of the

Company's contracts; (iv) provide specified disclosures; and (v) define the Company's rights to repossess and sell collateral. An adverse change in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations could have an adverse effect on the Company's business.

14.  General Economic Conditions.

     The Company is subject to risks generally inherent in the operation of a business. These include, for example, inflation and increases or decreases in interest rates which may have an effect upon the overall volume of auto sales or leases. The Company believes, however, that because of its customer profile, and the need of its customers for basic transportation, such factors are not likely to have a material adverse impact on the Company's business.

15.  Collections and Repossessions.

     The Company finances automobiles in a relatively high-risk market and anticipates that a portion of its automobile loans will become seriously delinquent and that in those circumstances the Company's only practical alternative will be repossession of the automobile. The Company monitors the rate of delinquent automobile loans and repossessions and maintains reserves to absorb anticipated losses from repossessions. The Company will use its best efforts to minimize its losses in that regard, although it believes its reserves are adequate to account for any such losses. The Company's loss reserves rely to a great extent, however, upon historical experience, which has been limited. Changes from the historical experience caused by changes in economic conditions or other factors could adversely affect the Company's operations.

16.  Priority Liens in Financed Vehicles.

     Statutory liens for repairs or unpaid taxes may have priority even over a perfected security interest in financed automobiles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity which may result in the loss of a secured party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a financed automobile, could arise or occur at any time during the contract term. No notice may necessarily be given to the Company in the event such a lien arises or confiscation occurs.

17.  Bankruptcies and Deficiency Judgments.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess and resell financed automobiles or enforce a deficiency judgment. In addition, the Company may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy, or may settle at a significant discount any deficiency judgment that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, the loss will be borne by the

Company and may adversely affect the ability of the Company to repay its outstanding credit facilities.

18.  Effects of Certain Anti-Takeover Provisions.

     Certain provisions of the Company's Certificate of Incorporation, Bylaws and Delaware law may significantly delay or defer, or even prevent, a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. In particular, the existence of the Company's classified Board of Directors, the ability of the Board of Directors to issue "blank check" preferred stock without further stockholder approval and the inability of stockholders to take action by written consent may have the effect of delaying, deferring or preventing a change in control of the Company.

19.  Dividends.

     No dividends have been paid by the Company since its merger with a public company in 1994 and the payment of dividends is not contemplated in the foreseeable future. The payment of future dividends will be directly dependent upon the earnings of the Company, its financial needs and other similarly unpredictable factors. Earnings are expected to be retained to finance and develop the Company's business.

                                 USE OF PROCEEDS

     The Company will realize no proceeds on the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the nature of his position, office, or other material relationship to the Company for the past three years and the number of shares of Common Stock of each such Selling Stockholder (1) owned of record as of June 4, 1996; (2) which are to be offered hereunder; (3) which are to be owned by each such Selling Stockholder assuming the sale of all shares offered hereunder; and (4) the percentage of outstanding shares of Common Stock to be owned by each Selling Stockholder after the sale of the shares to be offered hereunder. There can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.

                                                                                Amount of
                                                                              Shares to be
                                                                                 Owned                         Percentage
                                                                               After Sales    Percentage of     of Common
                                                                                of Shares     Common Stock     Stock to be
Name and Relationship             Number of Shares       Number of Shares        Offered       to be Owned     Owned after
to NAL Financial Group Inc.      Owned as of 6/3/96        to be Offered        Hereunder     before Sales(1)     Sales
- ---------------------------      ------------------        -------------        ---------     ---------------     -----
Edward Bartolini (2)                   50,000                 50,000               -0-             (7)             -0-

Samuel Beckerman                       14,409                 14,409               -0-             (7)             -0-

Richard Button                         14,409                 14,409               -0-             (7)             -0-

Douglas Cox                            18,012                 18,012               -0-             (7)             -0-

Kathryn Cox                            14,409                 14,409               -0-             (7)             -0-

FAC Enterprises, Inc.                 288,872(3)              20,000             268,872          4.1%             3.8%

Norton Herrick                        211,363                211,363               -0-            2.9%             -0-

Douglas Love                            2,500                  2,500               -0-             (7)             -0-

Andrew Panzo (4)                      269,175                  5,000             264,175          3.8%            3.75%

John T. Schaeffer (5)                 302,913(6)              60,000             242,913          4.5%             3.6%

Special Finance, Inc.                 125,000                125,000               -0-            1.7%             -0-

The D.A.R. Group                       25,000                 25,000               -0-             (7)             -0-

Dean Ward                               1,250                  1,250               -0-             (7)             -0-

Westminster Capital, Inc.             211,363                123,863              87,500          2.9%             1.2%
                                                            --------

TOTAL                                                        685,215

- ---------------------------
(1) Based upon 6,838,107 shares of Common Stock outstanding as of the date of this Prospectus.
(2) Mr. Bartolini is the adult brother of Robert R. Bartolini, the Chief Executive Officer and Chairman of the Company. Robert R. Bartolini disclaims any beneficial ownership associated with such shares.
(3) Includes 223,872 shares and warrants owned of record by FAC Enterprises, Inc. Also includes 65,000 shares and warrants owned by other affiliates of FAC Enterprises, Inc.
(4) Includes 5,000 shares owned of record by Mr. Panzo. Also includes 25,000 options owned by APP Investments, Inc., a corporation owned and controlled by Mr. Panzo. Also includes 186,000 options and warrants and 53,175 shares owned of record by American Maple Leaf Financial Corporation, a corporation in which Mr. Panzo is a director, officer and principal stockholder.
(5)  Mr. Schaeffer is an officer and director of the Company
(6) Includes 34,628 shares held by English McCaughan & O'Bryan, P.A. for the benefit of Mr. Schaeffer pursuant to the terms of a Voting Trust Agreement. Includes 13,333 Incentive Stock Options granted to Mr. Schaeffer in December 1994 which vested as of January 1, 1996. Does not include 51,667 Incentive Stock Options granted to Mr. Schaeffer in December 1994 and December 1995 which remain subject to vesting. Includes 4,952 shares held by Mr. Schaeffer's spouse.
(7)  Less than 1%.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may be offering shares of Common Stock for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

     The Selling Stockholders may be offering for sale up to 685,215 shares of common stock. This consists of: (i) 288,750 Shares of Common Stock previously issued by the Company, including 60,000 shares being offered by an executive officer; (ii) 289,840 Shares of Common Stock issuable, if at all, upon the conversion of the Debentures; and (iii) 106,625 Shares of Common Stock issuable, if at all, upon the exercise of the Warrants issued by the Company in conjunction with the Debentures. The Shares, Debentures and Warrants were previously issued by the Company in private placement transactions.

     Each Selling Stockholder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Rule 10b-6 under the Exchange Act.

     The Common Stock may be sold from time to time by the Selling Stockholders identified in this Prospectus (see "SELLING STOCKHOLDERS") or by pledgees, donees, transferees or other successors in interest. Such sales may be made on NASDAQ, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.

                                  LEGAL MATTERS

     The validity of the Common Stock being offered hereby, has been passed upon for the Company by Buchanan Ingersoll Professional Corporation, Two Logan Square, 18th and Arch Streets, 12th Floor, Philadelphia, Pennsylvania, 19103.


                          STATEMENT OF INDEMNIFICATION

The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminates or limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of NAL Financial Group Inc. for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission are incorporated herein by reference:

     (a) The Company's Registration Statement on Form SB-2, Reg. No. 33-88966 filed on January 31, 1995, as thereafter amended ("Form SB-2"), which contains descriptions of the Company's Common Stock and certain rights relating to the Common Stock, including any amendment or reports filed for the purpose of updating such descriptions;

     (b) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995;

     (c) The Company's 1995 Annual Report to Stockholders;

     (d) The Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held May 31, 1996;

     (e) The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1996; and

     (f) In addition to the foregoing, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Act (prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                             ADDITIONAL INFORMATION

     As of June 4, 1996, the Company had an aggregate of 50,000,000 shares of Common Stock authorized of which 6,838,107 shares of Common Stock were issued and outstanding. Further information concerning the Common Stock of the Company may be found in the documents incorporated by reference above.

No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.


                ----------------------

                   TABLE OF CONTENTS

                                                  Page
                                                  ----

Available Information...............................1
The Company.........................................2
Risk Factors........................................2
Use of Proceeds....................................10
Selling Stockholders...............................11
Plan of Distribution...............................12
Legal Matters......................................13
Statement of Indemnification.......................13
Experts............................................13
Incorporation of Documents by
  Reference........................................13
Additional Information.............................14






            685,215  Shares of Common Stock
        Offered by certain Selling Stockholders




               NAL FINANCIAL GROUP INC.





              --------------------------

                      PROSPECTUS

              --------------------------


                     June __, 1996

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the offering of shares pursuant to that portion of the Registration Statement on Form S-3 are listed below. The Company will pay each of these expenses.

  Filing Fee -- Securities and Exchange Commission.................$3,662.30
  Accountants' Fees and Expenses*..................................$5,000.00
  Fees and Expenses of the Company's Counsel......................$20,000.00
  Printing and Engraving Expenses*.................................$2,500.00
  Miscellaneous Expenses...........................................$3,837.70

                                     TOTAL:.......................$35,000.00

- ---------------------
* Estimated.

Item 15.  Indemnification of Directors and Officers.

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

Item 16 - Exhibits.

The following Exhibits are filed as part of this Report:



Exhibit No.                           Description                                Method of Filing
- -----------                           -----------                                ----------------
 2.1                      Merger Agreement between the shareholders    Incorporated by reference to Exhibit 2.1 to
                          of NAL Financial Group Inc., NAL Financial   the Registrant's Form 8-K filed under the
                          Group Inc., and the Registrant dated         Securities Exchange Act of 1934 on December
                          October 4, 1994 and as amended, November     8, 1994 (the "Form 8-K")
                          30, 1994

 4.1                      Copy of Specimen Common Stock Certificate    Incorporated by reference to Exhibit 4.1 to
                                                                       the Registrant's Registration Statement
                                                                       on Form SB-2 filed under the Securities Act
                                                                       of 1933 on January 31, 1995, Registration
                                                                       Number 33-88966 (the "January 1995
                                                                       Registration Statement")


 4.2                      Form of 9% Subordinated Convertible          Incorporated by reference to Exhibit 4.2 to
                          Debenture                                    the Registration Statement on Form SB-2,
                                                                       Registration No. 33-97948, filed on October
                                                                       25, 1995 (the "October 1995 Registration
                                                                       Statement")

 4.3                      Form of Common Stock                         Incorporated by reference to Exhibit 4.3 to
                          Purchase Warrant                             the October 1995 Registration Statement.

 4.4                      Form of Registration Rights Agreement        Incorporated by reference to Exhibit 4.4 of
                                                                       the October 1995 Registration Statement.




 4.5                      Securities Purchase Agreement between NAL    Incorporated by reference to Exhibit 4.5 to
                          Financial Group Inc., Beneficial Standard    the Quarterly Report on Form 10-QSB for the
                          Life Insurance Company and Great American    quarter ended March 31, 1996 (the "March
                          Reserve Insurance Company dated as of        31, 1996 10-QSB").
                          April 23, 1996.

 4.6                      9% Subordinated Convertible Debenture in     Incorporated by reference to Exhibit 4.6 to
                          the principal amount of $5,000,000 payable   the March 31, 1996 10-QSB.
                          to Great American Reserve Insurance Company

 4.7                      9% Subordinated Convertible Debenture in     Incorporated by reference to Exhibit 4.7 to
                          the principal amount of $5,000,000 payable   the March 31, 1996 10-QSB.
                          to Beneficial Standard Life Insurance
                          Company.

 4.8                      Common Stock Purchase Warrant granted to     Incorporated by reference to Exhibit 4.8 to
                          Conseco, Inc. ($12.625).                     the March 31, 1996 10-QSB.

 4.9                      Common Stock Purchase Warrant granted to     Incorporated by reference to Exhibit 4.9 to
                          Conseco, Inc. ($14.52).                      the March 31, 1996 10-QSB.

 4.10                     Stockholders' Agreement entered into as of   Incorporated  by  reference to Exhibit 4.10
                          April 23, 1996 among NAL Financial Group     to the March 31, 1996 10-QSB.
                          Inc., Beneficial Standard Life Insurance
                          Company and Great American Reserve
                          Insurance Company.

 4.11                     Registration Rights Agreement between NAL    Incorporated by reference to Exhibit 4.11
                          Financial Group Inc. and Conseco, Inc.       to the March 31, 1996 10-QSB.

 4.12                     Registration Rights Agreement between NAL    Incorporated by reference to Exhibit 4.12
                          Financial Group Inc., Beneficial Standard    to the March 31, 1996 10-QSB.
                          Life Insurance Company and Great American
                          Reserve Life Insurance Company


 5.1                      Opinion of Buchanan Ingersoll Professional   Filed herewith
                          Corporation

 23.1                     Consent of Buchanan Ingersoll Professional   Included within Exhibit 5.1 hereto
                          Corporation

 23.2                     Consent of Price Waterhouse LLP              Filed herewith

 24.1                     Power of Attorney                           Included as part of the signature page



Item 17.  Undertakings.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:


          i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

          ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, (the "1934 Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, on June 3, 1996.

                                          NAL FINANCIAL GROUP INC.

                                          BY:  /s/ Robert R. Bartolini
                                               ------------------------------
                                               Robert R. Bartolini
                                               Chairman of the Board, President
                                               and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints ROBERT R. BARTOLINI his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                  Title                          Date
- ---------                  -----                          ----

/s/ Robert R. Bartolini                                  June 3, 1996
- -----------------------
Robert R. Bartolini        Chairman of the Board,
                           President and Chief
                           Executive Officer
                           (Principal Executive
                           Officer)

/s/ Robert J. Carlson                                    June 3, 1996
- -----------------------
Robert J. Carlson          Vice President-Finance
                           (Principal Accounting
                           Officer)
/s/ John T. Schaeffer                                    June 3, 1996
- ---------------------
John T. Schaeffer          Director

/s/ Ngaire E. Cuneo                                      June 3, 1996
- ---------------------
Ngaire E. Cuneo            Director

/s/ James F. DeVoe                                       June 3, 1996
- ---------------------
James F. DeVoe             Director

/s/ David R. Jones                                       June 3, 1996
- ---------------------
David R. Jones             Director

                                  EXHIBIT INDEX


Exhibit No.                Description                                    Page
- -----------                -----------                                    ----

5.1                        Opinion of Buchanan Ingersoll
                           Professional Corporation

23.2                       Consent of Price Waterhouse LLP